Exhibit 23.3

CONSENT OF TNS CUSTOM RESEARCH, INC.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-1, and to the uses therein in the section entitled “Business” of our name and the data sourced from the survey performed by TNS Custom Research, Inc. dated March 2012, as commissioned by KAYAK Software Corporation, including:

As of October, 2009, only 9% of online travelers in the U.S. included KAYAK in an unprompted list of online travel sites, known as “unaided awareness.” Since that time, we commenced a broach reach marketing program, which resulted in our unaided awareness increasing to 32% for the month of March 2012. By comparison, the four highest rated travel brands in this category had an average unaided awareness of 49%.

KAYAK is a leading brand among the major online travel sites in the U.S. for attributes such as “Finds all the best prices in one place,” “Smarter way to search for travel online” and “Most comprehensive travel search.”

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Toledo, Ohio

May 7, 2012	TNS CUSTOM RESEARCH, INC.

	By:	/s/ John. T Weinberg
	Name:	John T. Weinberg
	Title:	Commercial Director